EXHIBIT 10.Q

JOHNSON CONTROLS, INC.

COMPENSATION SUMMARY FOR NON-EMPLOYEE DIRECTORS

1.    Annual Compensation for Non-Employee Directors

Compensation for non-employee members of the Board of Directors (the “Board”) of Johnson Controls, Inc. (the “Company”), effective October 1, 2013, consists of the payment for the Company’s fiscal year of the following:

(a)	Retainer
A retainer at the annual rate of $245,000 to each non-employee director in the form of $110,000 in cash and $135,000 in common stock of the Company (the “Retainer”).

(b)	Committee Chair Fee
A Committee Chair fee at the annual rate of $25,000 in cash to each non-employee chair and successor chair for the Audit, Compensation, Corporate Governance and Finance Committees of the Board (the “Committee Chair Fee”). References to a successor chair or successor lead director in this summary are to directors who have been designated to succeed a then-current committee chair or the then-current lead director, respectively, pursuant to the Company’s policies or practices regarding Board succession.

(c)	Lead Director Fee
A Lead Director Fee to the non-employee lead director and successor lead director in cash at the annual rate of:

(i)
$30,000 if the non-employee director is not also a non-employee chair or successor chair for the Audit, Compensation, Corporate Governance or Finance Committee of the Board (a “Non-Chair Lead Director”); or

(ii)
$15,000 if the non-employee director is also a non-employee chair or successor chair for the Audit, Compensation, Corporate Governance or Finance Committee of the Board (a “Committee Chair Lead Director”).

2.    Payment of Common Stock Portion of the Retainer

The Company will pay the common stock portion of the Retainer on the date of the annual shareholders meeting to each director then in office, subject to the following:
(a)    Directors Retiring or Newly or Recently Elected as of the Annual Shareholders Meeting

(i)
If a director is retiring from the Board as of the date of such annual shareholders meeting, then the director will be entitled to receive common stock with an aggregate value equal to (x) the number of days that have elapsed from October 1 of the fiscal year in which such annual shareholders meeting occurs to the date of the annual shareholders meeting divided by (y) 365, multiplied by $135,000.

(ii)
If a director is newly elected to the Board at such annual shareholders meeting, or was appointed as a director on or after the October 1 of the fiscal year in which such annual shareholders meeting occurs, then the director will be entitled to receive common stock with an aggregate value equal to (x) the number of days in the period from the effective date of the director’s appointment or election to the Board through September 30 of the fiscal year in which such annual shareholders meeting occurs divided by (y) 365, multiplied by $135,000.

(b)    Director Newly Elected or Appointed After the Annual Shareholders Meeting
If a director is newly appointed or elected to the Board after the annual shareholders meeting in the fiscal year of such appointment or election, then the director will be entitled to receive upon the effective date of his or her appointment or election common stock with an aggregate value equal to (i) the number of days in the period from the effective date of the director’s appointment or election through September 30 of the fiscal year of such appointment or election divided by (ii) 365, multiplied by $135,000.
(c)    Director Retiring Prior to the Date of the Annual Shareholders Meeting
If a director retires from the Board either on October 1 or after October 1 of a fiscal year but prior to the annual shareholders meeting in such fiscal year, then the director will be entitled to receive upon the effective date of his or her date of retirement common stock with an aggregate value of (i) the number of days that have elapsed from October 1 of the fiscal year in which the retirement occurs to the date of the director’s retirement divided by (ii) 365, multiplied by $135,000.
3.    Payment of the Cash Portion of the Retainer and Committee Chair or Lead Director Fee

(a)     Quarterly Payments
The Company will pay the cash portion of the Retainer and the Committee Chair or Lead Director Fee in the form of a quarterly payment ($27,500 per quarter for the cash portion of the Retainer, $6,250 per quarter for the Committee Chair Fee and $7,500 or $3,750 for the Lead Director Fee, as applicable) in advance on the first business day of each quarter (except for the second quarter, which will be typically paid as of the annual shareholders meeting) to each director then in office entitled to receive such fees.

(b)	Newly Appointed Directors and Newly Appointed Committee Chairs and Lead Director (and Successors)
If a director is either (i) newly elected or appointed to the Board or (ii) newly appointed as a Committee Chair (or successor to a Committee Chair) or Lead Director (or successor to the Lead Director) at any time during the fiscal year after the first business day of a quarter, then such director will receive upon the effective date of such election or appointment, for the quarter in which such election or appointment is effective, a prorated amount of the cash portion of the Retainer and/or any Committee Chair or Lead Director Fee with such amount to be determined in the manner set forth below:

(i)	Cash Portion of Retainer: The director newly elected or appointed to the Board shall receive a cash amount equal to (x) the number of days from the effective date of the appointment or election to the first day of the next quarter divided by (y) 90, multiplied by $27,500.

(ii)
Committee Chair Fee: The director appointed as a Committee Chair (or successor to a Committee Chair) shall receive a cash amount equal to (x) the number of days from the effective date of the appointment to the first day of the next quarter divided by (y) 90, multiplied by $6,250.

(iii)
Lead Director Fee: The director appointed as Lead Director (or successor to the Lead Director) shall receive a cash amount equal to (x) the number of days from the effective date of the appointment to the first day of the next quarter divided by (y) 90, multiplied by (A) $7,500, if the director is a Non-Chair Lead Director, or (B) $3,750, if the director is a Committee Chair Lead Director.

4.    Other Provisions

(a)    No Attendance Fees
The Company will not pay any fees for attendance at meetings of the Board or any committee of the Board.
(b)    Stock Issued Under 2003 Stock Plan for Outside Directors
All shares of stock to be issued to directors as contemplated above will be issued pursuant to the 2003 Stock Plan for Outside Directors.
(c)    Deferrals
Non-employee directors are permitted to defer all or any part of their Retainer, Committee Chair Fees, and Lead Director Fees under the Johnson Controls, Inc. Deferred Compensation Plan for Certain Directors.
(d)    Reimbursements
The Company will also reimburse non-employee directors for any expenses related to their service on the Board.

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